THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT"), NOR REGISTERED UNDER ANY SECURITIES LAW, AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE 1934 SECURITIES AND EXCHANGE ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

                   AGREEMENT FOR THE EXCHANGE OF COMMON STOCK

         AGREEMENT made this 5th day of October, 1998, by and between XGA Golf International, Inc., a Florida corporation (the "ISSUER"); all the shareholders ("THE SHAREHOLDERS") of Phon-Net Corporation, a Nevada corporation; and Phon-Net Corporation, a Nevada Corporation ("PHON-NET").

         In consideration of the mutual promises, covenant, and representations contained herein, and other good and valuable consideration

         THE PARTIES HERETO AGREE AS FOLLOWS:

         1. EXCHANGE OF SECURITIES. Subject to the terms and conditions of this Agreement, the ISSUER agrees to issue to THE SHAREHOLDERS on a pro rata basis to their shareholders in PHON-NET, 7,700,000 shares of common stock $0.001 par value (the "Shares"), of the ISSUER in exchange for 100% of the issued and outstanding shares of PHON-NET such that PHON-NET shall become a wholly owned subsidiary of the ISSUER. The ISSUER agrees to use its best efforts to arrange an option for THE SHAREHOLDERS to acquire up to 800,000 shares of the ISSUER from existing shareholders at $1.00 if exercised any time up to 6 months after the closing date of this Agreement and at a price of $2.00 if exercised within 90 days following the 6 months period.

         2. REPRESENTATIONS AND WARRANTIES. ISSUER represents and warrants to THE SHAREHOLDERS and PHON-NET as follows:

         i. Organization. ISSUER is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business in Florida. All actions taken by the incorporators, directors and shareholders of ISSUER have been valid and in accordance with the laws of the State of Florida.

         ii. Capital. The authorized capital stock of ISSUER consists of 30,000,000 shares of common stock, $0.001 par value, of which not more than 3,650,000 shares will be issued and outstanding at the time of closing. All outstanding shares are fully paid and non-assessable, free of liens, encumbrances, options, restrictions and legal or equitable rights of others not a party to this Agreement. At closing, there will be not outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating ISSUER to issue to or transfer from treasury any additional shares of its capital stock. None of the outstanding shares of ISSUER are subject to any stock restriction agreements. All of the shareholders of ISSUER have valid title to such shares and acquired their shares in a lawful transaction and in accordance with the laws of Florida.

         iii. Financial Statement. Annexed hereto as Exhibit A to this Agreement are the audited financial statements of the ISSUER as of May 31, 1997, and the related statements of income and retained earnings for the period then ended. The financial statements have been prepared in accordance with generally accepted accounting principals consistently followed by ISSUER throughout the periods indicated, and fairly present the financial position of ISSUER as of the date of the financial statements.

         iv. Liabilities. ISSUER does not have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected on the ISSUER financial statements. ISSUER is not aware of any pending, threatened or asserted claims, lawsuits or contingencies involving ISSUER or its common stock. There is no dispute of any kind between ISSUER and any third party, and no such dispute will exist at the closing of this Agreement. At closing, ISSUER will be free from any and all liabilities, liens, claims and/or commitments.

         v. Absence of Changes. Since the date of the financial statements, there has not been any change in the financial condition or operations of ISSUER, except changes in the ordinary course of business, which changes have not in the aggregate been materially adverse. The ordinary course of business has been identified to THE SHAREHOLDERS.

         vi. Ability to Carry Out Obligations. ISSUER has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by ISSUER and the performance by ISSUER of its obligations hereunder will not cause, constitute, or conflict with ro result in (1) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which ISSUER or its shareholders are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (2) an event that would cause ISSUER to be liable to any third party, or (3) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of ISSUER or upon the securities of ISSUER to be acquired by THE SHAREHOLDERS.

         vii. Full Disclosures. None of the representations and warranties made by the ISSUER, or in any certificate or memorandum furnished or to be furnished by the ISSUER contains or will contain any untrue statement of a material fact, or omit any material fact the omissions of which would be misleading.

         viii. Contract and Leases. ISSUER is not currently carrying on any business and is not a party to any contract, agreement or lease. No person holds a power of attorney from ISSUER.

         ix. Compliance with Laws. To the best of its knowledge, ISSUER has complied with, and is not in violation of any federal, state, or local statute law, and/or regulation.

         x. Litigation. ISSUER is not (and has not been) a party in any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation other than as described. With respect to the single suit filed, ISSUER is not a party to the litigation and removal of ISSUER's name from litigation is in process and will be at not cost to the ISSUER. To the best knowledge of the ISSUER, there is no basis for any other action or proceeding and not such action or proceeding is threatened against the ISSUER and ISSUER is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, or local or foreign court, department, agency or instrumentality.

         xi. Conduct of Business. Prior to the closing, ISSUER shall conduct its business in the normal course, and shall not (1) sell, pledge, or assign any assets (2) amend its Articles of incorporation or Bylaws,
         (3) declare any dividends, redeem or sell stock or other securities,
         (4) incur any liabilities, (5) acquire or dispose of any assets, enter into any contract, or guarantee obligations of any third party, or (6) enter into any other transaction.

         xii. Corporate Documents. Copies of each of the following documents which are true, complete and correct in all material respects, will be attached to and made a part of this Agreement:
                  1.  Articles of Incorporation;
                  2.  ByLaws;
                  3.  Minutes of Shareholders Meetings;
                  4.  Minutes of Directors Meetings;
                  5.  Lists of Officers and Directors;
                  6. Audited Financial Statements of the ISSUER dated May 31, 1997 as described in Section 2(iii).

                  7. Stock register and stock records of ISSUER and a current, accurate list of ISSUER's shareholder.

         xiii. Documents. All minutes, consents or other documents pertaining to ISSUER to be delivered at closing shall be valid and in accordance with the laws of the State of Florida.

         xiv. Title. The Shares will not have been registered under the Securities Act of 1933 (the "1933 Act") nor registered under any securities law and are "Restricted Securities" as that term is defined in Rule 144 under the 1934 Securities and Exchange Act. None of the Shares are, or will be, subject to any voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to the Shares, except as provided in this Agreement. The ISSUER is not a party to any agreement which offers or grants to any person the right to purchase or acquire any of the Shares. There are not any applicable local, state or federal laws, rules, regulations, or decrees which would, as a result of the issuance of the Shares, impair, restrict or delay any voting rights, with respect to the Shares.

         3. THE SHAREHOLDERS and PHON-NET represent and warrant to the ISSUER the following.

         i. PHON-NET Corporation is a corporation duly organized, validly existing, and in good standing under the laws of Nevada and has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Nevada. All actions taken by the incorporators, directors and shareholders of PHON-NET have been valid and in accordance with the laws of Nevada. PHON-NET has a 100% wholly owned subsidiary known as Piedmont Technologies, Inc. (d/b/a Phon-Net in B.C.) registered in the Canadian province of British Columbia.

         ii. Counsel. THE SHAREHOLDERS and PHON-NET represent and warrant that prior to closing, they have been represented by independent counsel.

         iii. Liabilities. PHON-NET does not have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected in the PHON-NET financial statements. PHON-NET is now aware of any pending, threatened or asserted claims, lawsuits or contingencies involving PHON-NET and any third party, and no such dispute will exist at the closing of this Agreement. At closing, PHON-NET will be free from any and all liabilities, liens, claims and/or commitments.

         iv. Ability to Carry Out Obligations. PHON-NET has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by THE SHAREHOLDERS and PHON-NET and the performance by THE SHAREHOLDERS and PHON-NET of their obligations hereunder will not cause, constitute, or conflict with or result in (1) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which PHON-NET is a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (2) an event that would cause PHON-NET to be liable to any third party, or (3) an event that would result in the creation or imposition or any lien, charge or encumbrance on any asset of PHON-NET or upon the securities of PHON-NET to be acquired by ISSUER.

         v. Full Disclosure. None of the representations and warranties made by the THE SHAREHOLDERS and PHON-NET or in any certificate or memorandum furnished or to be furnished by THE SHAREHOLDERS and PHON-NET, contains or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading.

         vi. Compliance with Laws. To the best of its knowledge, PHON-NET has complied with, and is not in violation of any federal, state, ro local statute law, and/or regulations.

         vii. Litigation. PHON-NET is not (and has not been) a party to any suit, action, arbitration, or legal administrative, or other proceeding, or pending governmental investigation. To the best knowledge of the PHON-NET, there is no basis for any such action or proceeding and no such action or proceeding is threatened against the PHON-NET and PHON-NET is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, or local or foreign court, department, agency or instrumentality.

         viii. Conduct of Business. Prior to the closing PHON-NET shall conduct its business in the normal course, and shall not (1) sell, pledge, or assign any assets (2) amend its Articles of Incorporation or By-Laws,
         (3) declare any dividends, redeem or sell stock o other securities, (4) incur any liabilities, (5) acquire or dispose of any assets, enter into any contract, or guarantee obligations of any third party, or (6) enter into any other transaction.

         ix. Corporate Documents. copies of each of the following documents which are true, complete and correct in all material respects, will be made available prior to closing of this agreement:

                  1.       Articles of incorporation;
                  2.       By-Laws;
                  3.       Minutes of Shareholders Meetings
                  4.       Minutes of Directors Meetings;
                  5.       Lists of Officers and Directors;

                  6. Audited Financial Statements of PHON-NET (including PIEDMONT TECHNOLOGIES July 97 and July 98 year ends. July 97 due October 15, 1998. July 98 due November 1998.
                  7. Stock register and stock records of PHON-NET and a current, accurate list of PHON-NET's shareholders.

         x. Upon Vend In. THE SHAREHOLDERS agree to undertake a financing of the ISSUER in an amount of not less than $600,000.00 U.S. within 60 days from date of signing the Share Purchase Agreement. If such financing is not completed to such terms, both the ISSUER and THE SHAREHOLDERS agree to re-negotiate the terms of the transaction.

         xi. Title. The shares of PHON-NET to be provided to the ISSUER pursuant to this Agreement will be free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind. None of such PHON-NET shares are, or will be, subject to any voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to such PHON-NET shares, except as provided in this Agreement. PHON-NET is not a party to any agreement which offers or grants to any person the right to purchase or acquire any of the securities to be issued pursuant to this Agreement. There are not any applicable local, state or federal laws, rules, regulations, or decrees which would, as a result of the delivery of the PHON-NET Shares, impair, restrict or delay any voting rights, with respect to the PHON-NET Shares.

         4. INVESTMENT INTENT. THE SHAREHOLDERS are acquiring the Shares for their own account for purposes of investment and without expectation, desire, or need for resale and not with the view toward distribution, resale, subdivision, or fractionalization of the Shares.

         5. CLOSING. The closing of this transaction shall take place at the offices of PHON-NET Corporation, Carson City, Nevada.

         6. DOCUMENTS TO BE DELIVERED WITHIN 60 DAYS OF CLOSING.

         i.  By the ISSUER.

                  (1) Board of Directors Minutes authorizing the issuance of a certificate or certificates for the 7,700,000 Shares to be issued pursuant to this Agreement

                  (2) A Board of Directors resolution appointment such person as THE SHAREHOLDERS designate as a director of ISSUER and an additional director appointed by the ISSUER.

                  (3) Audited financial statements of ISSUER for the period ending May 31, 1997.

                  (4) All of the business and corporation records of ISSUER, including but not limited to correspondence files, bank statements, checkbooks, savings account books, minutes of shareholder and directors meetings, financial statements, shareholder listings, stock transfer records, agreements and contracts.

         ii. BY THE SHAREHOLDERS and PHON-NET.
             ---------------------------------

                  (1) Delivery to the ISSUER, or to its Transfer Agent, the certificates representing 100% of the issued and outstanding stock of PHON-NET.

                  (2) Board of Directors Minutes of PHON-NET authorizing the acceptance of this Agreement and ability to proceed with the Agreement.

                  (3) Audited financial statements of PHON-NET.

                  (4) All of the business and corporate records of PHON-NET, including but not limited to correspondence files, bank statements, checkbooks, savings account books, minutes of shareholder and directors meetings, financial statements, shareholder listings, stock transfer records, agreements and contracts.

         7. COVENANT. The ISSUER and THE SHAREHOLDERS agree that there shall be no reverse split of the ISSUER's common stock for a minimum period of 12 months from the date of this Agreement.

         8.  REMEDIES.
             ---------

         i. Captions and Headings. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

         ii. No Oral Change. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

         iii. Non Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (1) the failure of any party to insist in any one or more ______ upon the performance of any of the provisions, covenants, ro conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (2) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, conditions, or provision hereof shall not be deemed a waiver of such breach or failure, and (3) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

         iv. Time of Essence. Time is of the essence in the performance of this Agreement and of each and every provision hereof.

         v. Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

         vi. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         vii. Governance. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Florida, U.S.A.

         viii. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered, or certified, postage prepaid, and properly addressed, and by fax, as follows:

         ISSUER:           XGA Golf International, Inc.
                           c/o Lana Bea Turner, Director
                           #830 355 Burrard Street
                           Vancouver, BC V6C 2G8
                           Tel: (604) 687-7828
                           Fax: (604) 687-7848

         PHON-NET          PHON-NET Corporation
                           5694 Imperial Street
                           Burnaby, BC V5J IG2
                           Telephone (604) 437-3787
                           Facsimile (604) 437-3070

         Copy to:          Brian Collins
                           5694 Imperial Street
                           Burnaby, BC V5J 1G2
                           Telephone (604) 437-3787
                           Facsimile (604) 437-3070

         IN WITNESS WHEREOF the undersigned has executed this Agreement this 5th day of Oct., 1998, per agreement Sept. 16/98.

         ISSUER                                               PHON-NET

By:  /s/ Lana Bea Turner                             By: /s/ Brian Collins
    -----------------------------                       ------------------------
Title:   President/Director                          Title:  Director
      ---------------------------                           --------------------


The Corporate Seal of                                The Corporate Seal of
XGA Golf International, Inc.                         Phon-Net Corporation
was affixed hereto in the                            was affixed hereto in the
presence of:                                         presence of:


-----------------------------                        ---------------------------

Witness:  /s/ Brent Silver                           Witness: /s/ James D. Hall
        ---------------------                                -------------------

Print name:   Brent Silver                           Print name:  James D. Hall
           ------------------                                   ----------------

THE SHAREHOLDERS
----------------

By: /s/ Brian Collins
    -------------------------

Witness:   James D. Hall
        ---------------------

Print name: /s/ James D. Hall
           ------------------

         Sworn and subscribed before me this 5 day of October, 1998.

In  Victoria British Columbia
    --------------------------

By: /s/ James D. Hall
   ---------------------------
        Notary Public


   SEE ADDENDUM

                                    ADDENDUM


A.

The ISSUER acknowledges that PHON-NET has entered into an agreement whereby subsequent to the execution of this Agreement five million of the twelve million shares outstanding in PHON-NET and pledged hereunder for 7,700,000 shares in the ISSUER will be transferred to shareholders of Piedmont Technologies, Inc. to enable PHON-NET to acquire 100% of the issued and outstanding shares of Piedmont Technologies, Inc.. As a term of the agreement with the shareholders of Piedmont all five million of the above noted PHON-NET shares will be tendered to the ISSUER in exchange for shares in the ISSUER on a pro rats basis.

B.

The ISSUER further acknowledges that its shares are currently listed and trading on the N.A.S.D. Bulletin Board and that the ISSUER is in good standing with the N.A.S.D. Bulleting Board.